Exhibit 21.1
Significant Subsidiaries of Vistra Corp.
As of December 31, 2021

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1	Ambit Energy Holdings, LLC	Texas
2	Ambit Holdings, LLC	Texas
3	Ambit Northeast, LLC	Delaware
4	Ambit Texas, LLC	Texas
5	Coleto Creek Power, LLC	Delaware
6	Comanche Peak Power Company LLC	Delaware
7	Crius Energy, LLC	Delaware
8	Crius Energy Corporation	Delaware
9	Dynegy Coal Holdco, LLC	Delaware
10	Dynegy Energy Services (East), LLC	Delaware
11	Dynegy Energy Services, LLC	Delaware
12	Dynegy Marketing and Trade, LLC	Delaware
13	Dynegy Midwest Generation, LLC	Delaware
14	Dynegy Resources Generating Holdco, LLC	Delaware
15	EquiPower Resources Corp.	Delaware
16	Hanging Rock Power Company LLC	Delaware
17	Illinois Power Marketing Company	Illinois
18	Illinois Power Resources, LLC	Delaware
19	IPH, LLC	Delaware
20	Kendall Power Company LLC	Delaware
21	Kincaid Generation, L.L.C.	Virginia
22	La Frontera Holdings, LLC	Delaware
23	Luminant Coal Generation LLC	Delaware
24	Luminant Commercial Asset Management LLC	Ohio
25	Luminant Energy Company LLC	Texas
26	Luminant Generation Company LLC	Texas
27	Luminant Power LLC	Delaware
28	Miami Fort Power Company LLC	Delaware
29	Midlothian Energy, LLC	Delaware
30	Oak Grove Management Company LLC	Delaware
31	TriEagle 2, LLC	Nevada
32	TriEagle Energy LP	Texas
33	TXU Energy Retail Company LLC	Texas
34	Vistra Asset Company LLC	Delaware
35	Vistra Intermediate Company LLC	Delaware
36	Vistra Operations Company LLC	Delaware
37	Vistra Preferred Inc.	Delaware
38	Volt Asset Company, Inc.	Delaware
39	Zimmer Power Company LLC	Delaware